Exhibit (n)(1)

CONSENT OF COUNSEL

We consent to the reference to our firm under the headings “Legal Matters” in the Pre-effective Amendment No. 4 to the Registration Statement on Form N-2 of Poliwogg Regenerative Medicine Fund, Inc., as filed with the Securities and Exchange Commission on or about January 23, 2015.

/s/ Paul Hastings LLP

Paul Hastings LLP

January 23, 2015